American National Bankshares Inc.
628 Main Street, Danville, Virginia, 24541

Notice of Annual Meeting

 and

Proxy Statement

Annual Meeting of Shareholders
To Be Held
May 19, 2015

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American National Bankshares Inc.
628 Main Street
Danville, Virginia 24541

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 19, 2015

Notice is hereby given that the Annual Meeting of Shareholders of American National Bankshares Inc. (the "Company") will be held as follows:

Place:        The Wednesday Club
1002 Main Street
Danville, Virginia  24541

Date:        May 19, 2015 at 9:00 a.m.

The Annual Meeting is being held for the following purposes:

1.	To elect four Class I directors of the Company to serve three-year terms expiring at the 2018 Annual Meeting.

2.	To elect one Class III director of the Company to serve a two-year term expiring at the 2017 Annual Meeting.

3.	To ratify the appointment of Yount, Hyde & Barbour P.C., independent registered public accounting firm, as auditors of the Company for the year ending December 31, 2015.

4.	To hold an advisory vote on executive compensation of the Company's named executive officers as disclosed in the accompanying proxy statement.

5.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 3, 2015 are entitled to notice of and to vote at the Annual Meeting.

It is important that your shares are represented at the meeting.  Accordingly, please sign, date, and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend.  If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,
William W. Traynham
Secretary

April 9, 2015

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AMERICAN National Bankshares Inc.

_______________

PROXY STATEMENT
_______________

ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 2015

INTRODUCTION

This proxy statement is furnished in conjunction with the solicitation by the Board of Directors of American National Bankshares Inc. (the "Company") of the accompanying proxy to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and at any adjournment thereof.  The meeting will be held on Tuesday, May 19, 2015, 9:00 a.m., at The Wednesday Club, 1002 Main Street, Danville, Virginia, 24541, for the purposes set forth below and in the Notice of Annual Meeting of Shareholders.  The date of this proxy statement is April 9, 2015 and the approximate mailing date of this proxy statement and the enclosed proxy is April 13, 2015.

Voting Rights of Shareholders

Only shareholders of record at the close of business on April 3, 2015, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  As of the close of business on April 3, 2015, there were 8,727,696 shares of the Company's common stock outstanding, of which 8,546,660 shares were entitled to vote at the Annual Meeting.  For the reasons explained below, the number of shares entitled to vote is less than the number of shares of the Company's common stock outstanding on such date.  The Company has no other class of stock outstanding.  Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.  Shares for which the holder has elected to abstain or to withhold the proxy's authority to vote on a matter will count toward a quorum but will not be included in determining the number of votes cast with respect to such matter.

Shares held by brokers or banks in street name ("broker shares") that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Ambro and Company, the nominee name that the Company's banking subsidiary, American National Bank and Trust Company (the "Bank"), uses to register the securities it holds in a fiduciary capacity for customers, held 181,036 shares of the Company's common stock as sole fiduciary (with no qualifying co-fiduciary having been appointed) as of April 3, 2015, which constituted 2.07% of the issued and outstanding shares of the Company's common stock on that date.  Under Virginia law, such shares cannot be voted at the Annual Meeting and are not deemed to be outstanding and entitled to vote for purposes of determining a quorum.

Voting of Broker Shares

If a beneficial owner of broker shares does not provide the broker or other nominee that holds the shares with specific voting instructions, then under applicable rules, such organization may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the broker or other nominee that holds such shares does not receive instructions from the beneficial owner on how to vote shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to the shares. This is generally referred to as a "broker non-vote."

The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for 2015 (Proposal Three) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Three.  The election of directors (Proposals One and Two) and the advisory vote on the Company's executive compensation (Proposal Four) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals One, Two and Four.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person.  Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person.  A shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date.  Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company.  Solicitation is being made by mail, and if necessary, may be made in person, by telephone or Internet or special letter by officers and employees of the Company or the Bank, acting on a part-time basis and for no additional compensation.

PROPOSALS ONE AND TWO – ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of 14 persons.  Pursuant to the Company's Articles of Incorporation, the Board is to be divided into three classes (I, II and III), with each class as nearly equal in number as possible.  The term of office for current Class I directors will expire at the Annual Meeting. Nominees to serve as Class I directors are set forth below.  All of the nominees currently serve as directors of the Company. Continuing members of the Board of Directors also are set forth below.

Mr. Joel R. Shepherd was appointed to the Board effective January 1, 2015, upon consummation of the merger of MainStreet Bankshares, Inc. into the Company. He is being nominated as a Class III director and is subject to election by the shareholders at the Annual Meeting in accordance with Virginia law.  The term of office for current Class III directors will expire at the 2017 Annual Meeting, and, if elected, Mr. Shepherd will serve in such class for a two-year term expiring at the 2017 Annual Meeting. The number of Class III directors will be increased to four from three.

Robert A. Ward will retire from the Board of Directors pursuant to the Company's retirement policy for directors.  His retirement will be effective at the Annual Meeting.  Mr. Ward is eligible to be a Director Emeritus, and the Board of Directors, upon recommendation from its Corporate Governance and Nominating Committee, intends to appoint Mr. Ward as such for the period May 19, 2015 through May 17, 2016.  Mr. Ward, age 74, is the retired Executive Vice President and Chief Financial Officer of Unifi, Inc. (textile), Greensboro, North Carolina.

Due to the retirement of Mr. Ward from the Board of Directors, the number of Class I directors will be reduced to four from five.

The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld.  If for any reason the persons named as nominees below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate.

 The Board of Directors recommends the nominees, as set forth below, for election.  The Board of Directors recommends that shareholders vote FOR these nominees.  The election of each nominee requires the affirmative vote of a plurality of the shares of the Company's common stock cast in the election of directors.

The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and qualifications to serve as directors, their ages as of December 31, 2014, and certain other information with respect to such persons are as follows:

Name	Principal Occupation	Age	Director Since
Nominees for election as Class I directors to continue in office until 2018 (Proposal One)
Michael P. Haley	Adviser to Fenway Partners (private equity investments), New York, NY. Managing Director, Fenway Consulting Partners, LLC. Mr. Michael Haley brings high level financial expertise as a former Chief Executive Officer of a publicly traded manufacturing company and as a current adviser to a private equity firm. He also brings experience in operations and risk management and public company corporate governance. His background helps him fill the role of financial expert on the Company's Audit Committee.	64	2002

Charles S. Harris	Executive Vice President, Averett University, Danville, VA. Mr. Harris brings significant operational and financial management experience, including as the Director of Athletics for several universities of various sizes, both public and private. He brings diversity and a different perspective from his work with college students, the future customers for the Bank.	63	2008

Name	Principal Occupation	Age	Director Since
Franklin W. Maddux, M.D. FACP

Chief Medical Officer and Executive Vice President for Clinical and Scientific Affairs, Fresenius Medical Care North America (healthcare services), Waltham, MA, since December 2011. Senior Vice President and Chief Medical Information Officer, Fresenius Medical Care North America, from November 2009 to December 2011.    Chairman, Gamewood Technology Group, Inc. (information technology service), Danville, VA.

Dr. Maddux has significant and varied experience as a practicing physician, the chief executive of a medical clinic, the founder of an internet service provider, health information technology company and senior executive of a large publicly traded corporation.  He brings an entrepreneurial perspective, as well as risk management and strategic planning experience.
		57	2002

F.D. Hornaday, III	President and Chief Executive Officer, Knit Wear Fabrics, Inc. (circular knit manufacturer), Burlington, NC. A former director and vice chairman of MidCarolina Financial Corporation, which merged with the Company in July 2011. Mr. Hornaday brings his multifaceted experience as President of a textile company, adding to the Board's understanding of the challenges and opportunities facing manufacturing. In addition, his board service in the health industry and his former board service in the trust industry bring value to the Board.	64	2011

Name	Principal Occupation	Age	Director Since
Nominee for election as Class III director to continue in office until 2017 (Proposal Two)
Joel R. Shepherd	President, Virginia Home Furnishings, Inc. (furniture retailer) and 220 Self Storage, Inc. (self-storage provider), Rocky Mount, VA. A former chairman of MainStreet BankShares, Inc. and Franklin Community Bank, N.A., Mr. Shepherd brings substantial entrepreneurial, construction, finance and management skills gained through his various enterprises. He also brings banking and investment experience. He was Vice President and Portfolio Manager in the Funds Management Division of Dominion Bankshares, Inc. (acquired by First Union Corporation) from 1986 to 1993.	51	2015
Directors of Class II to continue in office until 2016
Fred A. Blair	President of Blair Construction, Inc. (general contractor), Gretna, VA. Mr. Blair brings experience as a small business owner, including his knowledge of and experience in commercial construction and development in the Company's market areas.	68	1992

Frank C. Crist, Jr., D.D.S.	President of Brady & Crist Dentists, Inc., Lynchburg, VA. Dr. Crist brings knowledge about the Lynchburg market area where he has built a successful dental practice, as well as investments in other businesses and real properties in the area. He also brings his prior experience as a director and, ultimately, Chairman of the board of directors of a community bank.	69	2006

Name	Principal Occupation	Age	Director Since

Claude B. Owen, Jr.	Retired Chairman and Chief Executive Officer of DIMON Incorporated (leaf tobacco dealer), Danville, VA. Mr. Owen brings broad experience in the management and oversight of public companies, including past service as Chairman and Chief Executive Officer of a publicly traded leaf tobacco dealer and as Chairman of a publicly traded grocery wholesaler. He also has significant experience in finance, strategic planning and corporate governance, which provides the Board with a substantial resource.	69	1984
John H. Love	President and Chief Executive Officer, W.E. Love & Associates, Inc. (insurance brokerage), Burlington, NC, since December 2011. President and Chief Operating Officer, W.E. Love & Associates, Inc., Burlington, NC from 1989 to December 2011. A former director of MidCarolina Financial Corporation, Mr. Love brings an expert perspective on risk management, mitigation and governmental regulation based on his experience as President of a large commercial insurance brokerage firm.	55	2011

Jeffrey V. Haley
President and Chief Executive Officer of the Company and the Bank since January 2013. President of the Company and President and Chief Executive Officer of the Bank from January 2012 to January 2013. Executive Vice President of the Company and President of the Bank from June 2010 to January 2012. President of Trust and Financial Services and Executive Vice President of the Bank from July 2008 to June 2010.

Mr. Jeffrey Haley brings expertise based on more than 15 years in community banking and 15 years in the retail industry. His varied operational and management responsibilities during his banking tenure enable him to contribute a uniquely relevant perspective to the Board's deliberations.
		54	2012

Name	Principal Occupation	Age	Director Since
Directors of Class III to continue in office until 2017
Ben J. Davenport, Jr.	Chairman, First Piedmont Corporation (waste management), Chatham, VA. Chairman, Davenport Energy Inc. (petroleum distribution), Chatham, VA. Mr. Davenport brings his broad experience and perspective as an entrepreneur, owning and operating several highly successful businesses within the Company's market area. Having chaired the board of a major state university and the state chamber of commerce, he also brings strong experience in public policy.	72	1992

Charles H. Majors
Chairman of the Board of Directors of the Company and the Bank since January 2015. Executive Chairman of the Company and the Bank from January 2013 to January 2015. Chairman and Chief Executive Officer of the Company and Chairman of the Bank from January 2012 to January 2013. President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank from June 2010 to January 2012. President and Chief Executive Officer of the Company and the Bank from 1994 to June 2010.

Mr. Majors brings his long tenure and experience as the Chief Executive Officer of the Company. His prior experience as a practicing corporate attorney provides significant expertise in risk management, regulatory, and legal issues.
		69	1981
Dan M. Pleasant	Chief Operating Officer, The Dewberry Companies, Inc. (engineering, architectural and consulting), Fairfax, VA. Mr. Pleasant brings significant experience as a professional engineer working in the Company's market areas in Virginia and North Carolina. In addition, he is the Chief Operating Officer of a large national architectural, engineering and consulting firm. He is a past chairman of the Danville Utility Commission and is currently a board member of the Virginia Economic Development Partnership.	64	2011

Executive Officers

              Information on the Company's only executive officer who is not a director is disclosed in Part I, Item 1, of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, which was mailed with this proxy statement.

On December 19, 2014, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission ("SEC") to announce certain executive changes. In the filing, the Company announced that Charles H. Majors would retire from his role as Executive Chairman on December 31, 2014. As the final step in the Company's succession plan, he became non-executive Chairman of the Boards of the Company and the Bank and will continue to be involved in the strategic direction of both.

Board Independence

The Company's Board of Directors has determined that, except for Mr. Majors and Mr. Jeffrey Haley, each director is independent within the director independence standard of the NASDAQ Stock Market LLC ("NASDAQ"), as currently in effect, and within the Company's director independence standards, as established and monitored by the Company's Corporate Governance and Nominating Committee.

Michael P. Haley is not related to Jeffrey V. Haley, President and Chief Executive Officer of the Company and the Bank.  In order to avoid any confusion, Michael P. Haley will be referred to as Michael Haley and Jeffrey V. Haley will be referred to as Jeffrey Haley in this proxy statement.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Michael Haley has been a director of Stanley Furniture Company, Inc. since 2003, LifePoint Hospitals, Inc. since 2005, and Ply Gem Holdings, Inc. since 2006.

Board of Directors and Committees

 Directors are expected to devote sufficient time, energy, and attention to ensure diligent performance of their duties, including attendance at board, committee, and shareholder meetings.  The Board of Directors of the Company met 14 times during 2014.  In accordance with the Company's Corporate Governance Guidelines, the independent directors held 11 executive sessions during 2014.  The Chairman of the Corporate Governance and Nominating Committee presides at such sessions.  The Board of Directors of the Bank, which consists of all members of the Company's Board, met 13 times during 2014.

All incumbent directors and director nominees attended at least 75% of the aggregate total number of meetings of the boards of directors and committees on which they served in 2014.  All directors attended the 2014 Annual Meeting of Shareholders.

The Boards of Directors of the Company and the Bank have established various committees, including the Audit Committee, the Capital Management Committee, the Corporate Governance and Nominating Committee, the Human Resources and Compensation Committee, and the Risk and Compliance Committee.  Membership and other information on these committees are detailed below.

The Audit Committee met four times in 2014.  This Committee currently consists of Messrs. Blair, Maddux, Michael Haley, and Ward.  Dr. Maddux serves as the Chairman.  The Committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent auditors of the Company; and provides oversight of the financial reporting and internal auditing functions.  A more detailed description of the functions of this Committee is contained under the heading "Report of the Audit Committee."  All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of NASDAQ, and the Company's Corporate Governance Guidelines.  Michael Haley and Robert Ward, members of the Committee, are each qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that both have accounting and related financial management expertise within the meaning of the listing standards of NASDAQ.

The Capital Management Committee met four times in 2014.  This Committee currently consists of Messrs. Michael Haley, Owen, Pleasant, and Ward. Mr. Ward serves as the Chairman. This Committee assists the Board in the following areas: market, interest rate, liquidity and investment risk; capital management; review of trends affecting the loan portfolio; oversight of the loan review function and credit policy; review of the adequacy of the allowance of loan losses; and dividend and securities related matters.

The Corporate Governance and Nominating Committee met six times in 2014.  This Committee currently consists of Messrs. Crist, Hornaday, Maddux, and Owen.  Mr. Owen serves as the Chairman.  The Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company's Corporate Governance Guidelines.  In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates.  The Committee also supervises the Board's annual review of director independence, oversees the Board's performance self-evaluation and makes recommendations to the Board of Directors regarding director compensation.  All the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of NASDAQ, and the Company's Corporate Governance Guidelines.

The Human Resources and Compensation Committee met six times in 2014.  The Committee currently consists of Messrs. Davenport, Michael Haley, Love, and Pleasant.  Mr. Michael Haley serves as the Chairman.   This Committee is responsible for establishing and approving the compensation of executive officers of the Company, except for the compensation of the Chief Executive Officer.  The compensation of the Chief Executive Officer is reviewed, discussed, and approved by the independent members of the Board of Directors, upon recommendation of the Committee.  The Committee also makes recommendations to the Board of Directors regarding promotions and related personnel matters.  The Committee oversees succession planning for the Chief Executive Officer and makes recommendations to the Board of Directors regarding succession.  The Committee also reviews and approves the travel related expenses of the Chief Executive Officer.  Reference is made to the "Compensation Discussion and Analysis" section of this proxy statement for further information on the duties and responsibilities of this Committee.  No member of the Human Resources and Compensation Committee is a current officer or employee of the Company.  All members of this Committee are considered independent within the meaning of SEC regulations, the standards of NASDAQ, and the Company's Corporate Governance Guidelines.

The Risk and Compliance Committee met four times in 2014.  This Committee currently consists of Messrs. Blair, Crist, Harris, and Love.  Mr. Harris serves as the Chairman.  The Committee reviews all aspects of regulatory compliance and significant operational risk and security related matters. These risks include, but are not limited to, information security, fraud, physical security, insurance, and vendor management. This Committee is focused on the development and evolution of enterprise risk management oversight.

The charters of the Board Committees are available on the Company's website, www.amnb.com. For access to the charters, select the "Investor Relations" icon, then select "Governance Documents."

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Director Nominations Process

The Company's Board of Directors has adopted, as a component of its Corporate Governance Guidelines, a process related to director nominations (the "Nominations Process").  The purpose of the Nominations Process is to describe the manner by which candidates for possible inclusion in the Company's recommended slate of director nominees are selected.  The Nominations Process is administered by the Corporate Governance and Nominating Committee of the Board.

The Committee considers candidates for Board membership suggested by its members, other Board members, management, and shareholders.  A shareholder who wishes to recommend a prospective nominee for the Board may, at any time, notify the Company's President or any member of the Committee in writing with supporting material the shareholder considers appropriate.  The Committee will consider the shareholder's recommendation and will decide whether to recommend to the Board the nomination of any person recommended by a shareholder pursuant to the provisions of the Company's bylaws relating to shareholder proposals, as described in the "Shareholder Communications and Proposals" section of this proxy statement.

Once the Committee has identified a candidate, it makes an initial determination whether to conduct a full evaluation of the candidate based on information accompanying the recommendation and the Committee members' knowledge of the candidate, which may be supplemented by inquiries to the person making such recommendation or to others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors established in the Corporate Governance Guidelines.  The Committee may seek additional information about the candidate's background and experience.  The Committee then evaluates the candidate against the criteria in the Company's Corporate Governance Guidelines, including, but not limited to, independence, availability for time commitment, skills such as an understanding of the financial services industry, general business knowledge and experience, all in the context of an assessment of the perceived needs of the Board at that point in time.  The Committee does not have a formal policy with respect to diversity on the Board. However, it considers diversity as a prerequisite for adequately representing the interests of the various stakeholders in the Company – shareholders, customers, and employees. The Committee seeks diversity in overall board composition.   In the Committee's nominee considerations, diversity is a much broader concept than just the traditional racial and gender dimensions, as it also includes education, geography, business and professional experience and expertise, and civic involvement and responsibility, especially within the Company's market area.  In connection with this evaluation process, the Committee determines whether to interview the candidate, and if warranted, one or more members of the Committee will conduct such interview.  After completing the evaluation, the Committee makes a recommendation to the Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Corporate Governance and Risk Oversight Practices

In a financial institution, the role of the Board is critical to the success or failure of the enterprise. The Board of Directors is led by the Company's Chairman, Mr. Majors. The Chairman of the Corporate Governance and Nominating Committee, Mr. Owen, functions as the lead independent director. He chairs the Board in the absence of the Chairman and the Chief Executive Officer or when the Board's independent directors meet in executive session. Mr. Owen is a retired Chairman and Chief Executive Officer of a publicly traded tobacco company and a former non-executive board chairman of another public company, and his background and experience prepare him well for this role. Meetings of the independent directors are held numerous times throughout the year.

This structure has evolved incrementally over the past 20 years, during the tenure of Mr. Majors as Chief Executive Officer. In the opinion of the Board, it has served the interests of the shareholders, customers, employees and regulators well, as vouched by the Company's consistently strong asset quality, earnings, and total return to shareholders.

The Board of Directors of a financial institution is the strategic linchpin in the risk oversight process. Financial institutions deal with credit risk, liquidity risk, interest rate risk, investment risk, operational risk, reputation risk, and regulatory risk in the day to day conduct of banking business. In order to better manage the risk oversight process, over the past few years the Board has evolved and enhanced its supervision oversight process.

As part of that evolution, there are now three standing Board committees whose focus is specifically risk management and oversight: the Audit Committee, the Capital Management Committee, and the Risk and Compliance Committee. The Audit Committee is primarily concerned with financial reporting and internal control related risks. The Capital Management Committee is primarily concerned with market risk, interest rate risk, liquidity risk and investment risk, as well as the Bank's capital management process. The Risk and Compliance Committee is primarily concerned with developing an enterprise wide risk management strategy. Its focus is mainly related to operational and regulatory compliance risk. The Board's Committee efforts are supplemented and supported by the Enterprise Risk Management Committee, which is comprised of members of senior management and the Chairman of the Board.

In the opinion of the Board, this structure provides for a constantly evolving and improving approach to risk oversight.

Board Tenure Policy
The Board of the Company has a long-standing policy for the Company and the Bank with respect to the tenure of directors. In summary, it provides for the following:
✓	No director will allow himself to be nominated for reelection to the Board of the Company after reaching the age of 72;
✓	No director will allow himself to be nominated for reelection to the Board of the Bank, unless at the time of such reelection he was eligible to serve as a director of the Company;
✓
Any director who retires or resigns from or severs his current employment, or relocates outside the market area of the Bank, will tender his resignation. The Board may accept the resignation, delay acceptance, or decline to accept it;

✓
No inside director will continue to serve as a director after his retirement, resignation or other severance of employment status. However, the Board may waive this requirement if it is deemed in the best interests of the Company or the Bank;

✓	No director will be eligible for reelection if he is absent from all meetings for the 12-month period preceding the Annual Meeting of Shareholders at which such election would be held; and
✓
Any former director may be elected as a Director Emeritus for a one year term, but may not serve more than three years or be elected after reaching age 75. A Director Emeritus will be entitled to attend and participate in Board meetings, but will not be eligible to vote and his presence will not be considered in the determination of a quorum.

SECURITY OWNERSHIP

The table below includes information on all shareholders of the Company known to management to beneficially own 5% or more of the Company's common stock.

Name and Address of	Shares of Common Stock Beneficially Owned	Investment Power (1)			Voting Power (1)			Percent of Class
Beneficial Owner	(#)(1)	Shared	Sole	None	Shared	Sole	None	(%)

BlackRock, Inc.	519,677	-	519,677	-	-	497,862	-	6.0%
55 East 52nd Street
New York, New York 10022 (2)

____________________

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)
Other than percent of class, this information is based solely upon information as of December 31, 2014 contained in a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 29, 2015 relating to the beneficial ownership of the Company's common stock by BlackRock, Inc. and entities affiliated with BlackRock, Inc. In calculating percent of class, the shares of common stock issued on January 1, 2015 in connection with the Company's acquisition of MainStreet BankShares, Inc. were taken into consideration.

The following table sets forth, as of April 3, 2015, the beneficial ownership of the Company's common stock by all directors and nominees for director, all executive officers of the Company named in the Summary Compensation Table on page 22 of this proxy statement, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)		Percent of Class (%)

Fred A. Blair	14,904	(2)	*
Frank C. Crist, Jr., D.D.S.	106,080	(2)	1.22
Ben J. Davenport, Jr.	47,261		*
Jeffrey V. Haley	37,710	(2)(4)	*
Michael P. Haley	4,210		*
Charles S. Harris	4,139		*
F. D. Hornaday, III	24,070	(2)	*
John H. Love	18,379		*
Franklin W. Maddux, M.D. FACP	9,866	(2)	*
Charles H. Majors	62,140	(2)	*
Claude B. Owen, Jr.	23,878	(2)	*
Dan M. Pleasant	4,957		*
Joel R. Shepherd	63,766	(2)	*
William W. Traynham	18,530	(3)(4)	*
Robert A. Ward	24,312	(2)	*
All directors and executive officers as a group (15)	464,202	(5)	5.32
___________________

*	Represents less than 1% ownership.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)
Includes shares held by affiliated companies, close relatives, minor children, and shares held jointly with spouses or as custodians or trustees, as follows:  Mr. Blair, 199 shares; Dr. Crist, 959 shares; Mr. Jeffrey Haley, 840 shares; Mr. Hornaday, 2,072 shares; Dr. Maddux, 300 shares; Mr. Majors, 4,454 shares; Mr. Owen, 4,200 shares; Mr. Shepherd, 630 shares, and Mr. Ward, 5,207 shares.

(3)
Includes shares that may be acquired pursuant to currently exercisable stock options:  Mr. Traynham, 2,000 shares; all directors and executive officers as a group, 2,000 shares. These shares cannot be voted at the Annual Meeting.

(4)
Includes shares of restricted stock awarded:  Mr. Jeffrey Haley, 14,469 shares; and Mr. Traynham, 10,530 shares; all executive officers as a group, 24,999 shares.  The shares are subject to a vesting schedule, forfeiture risk and other restrictions.  These shares can be voted at the Annual Meeting.

(5)	None of the above name beneficial owners have pledged their shares as collateral.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed with management the Company's Compensation Discussion and Analysis.  Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's definitive proxy statement on Schedule 14A for its Annual Meeting, which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Haley, Chairman
Ben J. Davenport, Jr.
John H. Love
Dan M. Pleasant

COMPENSATION DISCUSSION AND ANALYSIS

The Company's Executive Compensation Philosophy

The purpose of the Company's compensation philosophy is to treat employees fairly and to pay compensation at a level commensurate with the market, given individual and Company factors and performance.  The Company's compensation programs, levels, practices, and policies are consistent with the Company's values, culture and mission.  The Company supports a pay-for-performance culture, creation of an environment where employees can succeed, and values, long-standing, productive employee service.

The Human Resources and Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the executive and senior officers of the Company, except for the compensation of the Chief Executive Officer, which is approved by the independent members of the Board of Directors.  In 2014, the compensation of the Executive Chairman was also approved by the independent members of the Board of Directors. The Committee considers a variety of factors and criteria in arriving at its decisions and recommendations for compensation.  The Committee's objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team member's interests with those of the Company, its customers and its shareholders.  Accordingly, a significant portion of the Company's executive officers' compensation is directly and materially linked to operating performance.  In particular, cash bonuses and incentive payments are heavily dependent on meeting or exceeding Company performance goals as well as objective and subjective criteria related to the executive officer's area of responsibility.

Each director who served on the Committee during 2014 qualifies as a "non-employee director" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and is an "independent director" as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).

The Committee considers the results of the shareholder advisory say-on-pay vote in its deliberations regarding compensation of the named executive officers.  At the Company's 2014 Annual Meeting, 77.8% of shareholders who voted at the meeting voted for the approval of the compensation levels and programs provided to the named executive officers.

Role of Compensation Consultant

During 2014, the Committee retained the services of Pearl Meyer & Partners, LLC ("PM&P"), an independent executive compensation consulting firm, to provide consulting services in connection with developing the Company's compensation philosophy and providing a competitive compensation review with respect to executive management, a larger group than the named executive officers.  Management was not involved in the decision to use an outside consultant or the selection of PM&P.

The compensation review encompassed (i) the development of a custom peer group consisting of community banks of comparable size in Virginia and contiguous states, publicly traded, with assets between $600 million and $4 billion; (ii) an assessment of the Company's executive compensation as compared to market (similar executives in the peer group); (iii) a high level assessment of the Company's performance relative to peers; and (iv) establishing  a basis for discussing potential pay or other compensation changes in future periods. The review determined that overall cash compensation approximated the market median, but total compensation was below market because of a lack of long-term incentives and supplemental retirement benefits. Based on such information, the Board of Directors and the Committee determined to establish, for 2015, for members of executive management a formalized incentive program and the opportunity to participate in a nonqualified deferred compensation plan.

During 2014, PM&P reported directly to the Committee and did not provide any other services to the Company.  The Committee has analyzed whether the work of PM&P has raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by PM&P (none); (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P's total revenues; (iii) PM&P's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by PM&P.  The Committee has determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants or advisors to the Company has not created any conflicts of interest.

Salary

The base salary of each executive officer named in the Summary Compensation Table (the "named executive officers") is designed to be competitive with that of the Company's peer banks and bank holding companies.  In establishing the base salaries for the named executive officers in 2014, the Committee and Board relied upon an evaluation of each officer's level of responsibility and performance and on comparative information, including the Virginia Bankers Association's Salary Survey of Virginia Banks and the SNL Bank Compensation Review.  In establishing the base salary for the Chief Financial Officer, the only named executive officer other than the Chief Executive Officer, the Committee also received and took into account the individual compensation recommendation of the Chief Executive Officer.  In executive session, the independent directors collectively evaluated the performance of the Chief Executive Officer, especially as his performance inured to the benefit of the shareholders.  The Chairman of the Committee met with the Chief Executive Officer to review the results of the evaluation after the Committee discussion.  The 2014 salary of the Chief Executive Officer was ultimately reviewed, discussed, and approved by the independent members of the Board of Directors in executive session, upon recommendation of the Committee.  The same basic methodology that was used for the Chief Executive Officer was applied to the Executive Chairman's compensation.

In establishing the base salaries of the Chief Executive Officer and the Chief Financial Officer for 2015, the Committee and the independent members of the Board of Directors took into account the information described above that was provided by PM&P, including the peer group data.  No base salary was established for Mr. Majors due to his retirement as an employee of the Company effective December 31, 2014.

Profit Sharing and Performance Compensation Programs

The Company has a profit sharing program that is designed to recognize and reward the efforts of eligible qualified full-time employees for their contribution toward the attainment of the Company's financial goals.  Also, there is a discretionary performance compensation program that is designed to recognize and reward Company officers, including the named executive officers, whose achievements resulted in a positive impact to the Company.

Both the profit sharing program and performance compensation program were active during 2014. In recognition of the aggregate efforts of the Company's employees, the Board approved in late December 2014 an across the board profit sharing distribution to full-time employees equal to 2.5% of their earned base salary for the year ended December 31, 2014, which was paid in January 2015. The named executive officers received payments under the profit sharing program on the same basis as other full-time employees.  The final year of the bank wide profit sharing program is 2014. As noted in the "Executive Compensation Philosophy" section above, it is the intention of the Company to foster a pay for performance culture, which will result in higher compensation for higher performing employees.

For 2015, and based on the information described above that was provided by PM&P, the Board of Directors and the Committee determined to establish an incentive program for executive officers.   Pursuant to the terms of the program, the Company's executive officers may earn incentive payments for 2015 performance, with the targeted payout for the Chief Executive Officer set at an amount equal to 38.5% of his 2015 base salary and the targeted payout for the other executive officers set at an amount equal to 30% of their respective base salaries.   Under the program, 50% of the targeted incentive payment is based on achievement of certain position specific objective goals and the other 50% is based on the achievement of certain specific financial performance metrics for the Company. The financial target is growth in core net income (defined as generally accepted accounting principles net income, less the impact of fair value and related merger adjustments). The financial performance incentive is subject to adjustment downward for missing the target and adjusting upward for achieving greater than expected results.

In addition, beginning in 2015, all of the Company's executive officers may participate in a voluntary, nonqualified deferred compensation plan pursuant to which the officers are able to defer any portion of their annual incentive payments. In addition, the Company may make discretionary contributions to the deferred compensation plan.  The plan is administered through the Virginia Bankers Association.

In the opinion of the Committee and the Board of Directors, the Company's compensation practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company, but rather will have a positive effect on the Company.

Stock Compensation Plans

The Company maintains the 2008 Stock Incentive Plan ("2008 Plan"), which is designed to attract and retain qualified key personnel, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward employees for outstanding performance and the attainment of goals.  The 2008 Plan was adopted by the Board of Directors of the Company on February 19, 2008 and approved by the shareholders on April 22, 2008 at the Company's 2008 Annual Meeting.  The 2008 Plan provides for the granting of restricted stock awards and incentive and non-statutory options to employees and directors on a periodic basis, at the discretion of the Board or a Board designated committee.  The 2008 Plan authorizes the issuance of up to 500,000 shares of common stock. The 2008 Plan replaced the Company's earlier stock option plan that was approved by the shareholders at the 1997 Annual Meeting and expired in December 2006 (the "1997 Option Plan").

The 2008 Plan is administered by a Committee of the Board of Directors of the Company comprised of the independent directors.  Under the 2008 Plan, the Committee determines which employees will be granted restricted stock awards and options, whether such options will be incentive or non-statutory options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock, and when such options become exercisable.  In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted.  Restricted stock is granted under terms and conditions established by the Committee.

Stock options become vested and exercisable in the manner specified by the Committee.  Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant.  No stock options have been backdated or repriced.  As of December 31, 2014, 11,000 shares remain exercisable under the 1997 Option Plan and 37,000 shares are exercisable under the 2008 Plan, and options for 99,947 shares are exercisable under options assumed in the MidCarolina Financial Corporation ("MidCarolina") merger. The MidCarolina shares will be issued from the 2008 Plan.  There were no stock options awarded in 2014.

The Company from time-to-time grants shares of restricted stock to key employees and non-employee directors.  The Company believes the awards help align the interests of these employees and directors with the interests of the shareholders of the Company by providing economic value directly related to increases in the value of the Company's stock.  The value of the stock awarded is based on the fair market value of the Company's common stock at the time of the grant, which is the closing price of the stock on the NASDAQ Global Select Market on the grant day.  The Company recognizes expense, equal to the total value of such awards, proportionately over the vesting period of the stock grants.

The grants of restricted stock do not have performance conditions that must be satisfied in order for the shares to be earned and vest 24 or 36 months after the award date. On January 21, 2014, the Company awarded an aggregate of 11,544 shares of restricted stock to Mr. Jeffrey Haley, Mr. Traynham and 13 other senior bank officers.

Nonvested restricted stock for the year ended December 31, 2014 is summarized in the following table.
Restricted Stock	Shares	Weighted Average Grant Date Value

Nonvested at January 1, 2014	33,350	$19.77
Granted	13,814	$24.09
Vested	(5,602)	$18.39
Forfeited	-	-
Nonvested at December 31, 2014	41,562	$21.39

As of December 31, 2014, there was $327,000 of total unrecognized compensation cost related to nonvested restricted stock granted under the 2008 Plan.  This cost is expected to be recognized over the next 12 to 30 months.

The summary stock option plan table is referenced in Part II, Item 5 of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and is contained in Note 13 to the Company's audited financial statements for the year ended December 31, 2014 included in such Form 10-K.

Deferred Compensation

The Bank entered into a deferred compensation agreement with Charles H. Majors, the Company's current Chairman and former Chief Executive Officer, initially as of February 22, 1993, and most recently amended and restated as of December 31, 2008.  The agreement requires an annual payment of $50,000 for a period of ten years to Mr. Majors or his designated beneficiary, commencing within three months of his termination of employment or death, whichever occurs first.  The amount of this payment is fixed and the funds for this payment are not established in an account that allows for additional contributions or earnings growth. Mr. Majors is an unsecured creditor for the payments under this agreement. Payments under this agreement are independent of, and in addition to, those under any other plan, program, or agreement between Mr. Majors and the Company or the Bank.  Mr. Majors will receive his first payment on July 1, 2015. There were no deferred compensation arrangements with any of the other named executive officers in 2014.

Retirement Plan

Through December 31, 2009, the Company's retirement plan was a non-contributory defined benefit pension plan that covered all full-time employees of the Company who were 21 years of age or older and who had at least one year of service.  Advanced funding of the plan was accomplished by using the actuarial cost method known as the "collective aggregate cost method".

The plan was closed to new participants at December 31, 2009. On that date, the Company converted the plan to a cash balance plan. Participant balances at that date reflected the net present value of the plan's then existing obligation to the participants. Beginning January 1, 2010, participants earn each year, with some adjustments, income based on the ten year U.S. Treasury note yield established at December 31 of the prior year.

401(k) Employee Savings Plan

The Company sponsors a 401(k) Employee Savings Plan in which all full-time employees (age 21 and older) are eligible to participate.  The Company matches 100% of employee contributions on the first 3% of earned compensation and 50% of employee contributions of the second 3% of earned compensation. Perquisites received by executive officers are not included as earned compensation under this plan.  The Company's contributions are not subject to a vesting schedule.

Perquisites

Due to the geographic size of the Company's market area, in 2014 the Company provided the Executive Chairman and Chief Executive Officer each with an automobile, and reimbursed the officers for the cost of fuel and maintenance for the vehicles other than the estimated amount of personal use of the vehicles. In 2015, such arrangement will continue for the Chief Executive Officer.  There is no tax gross-up provided by the Company for any employee perquisites.

Other Benefit Plans

Executive officers participate in the Company's benefit plans on the same terms as other employees.  These plans include medical, dental, life, and disability insurance.  The Company provides life insurance coverage equal to four times the employee's salary for all eligible employees.  Coverage in excess of $50,000 is subject to taxation paid by the employee based on Internal Revenue Service guidelines.

Executive Employment Agreements and Change in Control Arrangements

The Company recognizes that, as a publicly held financial services company, it is imperative that it maintain stability and continuity in its executive management positions.  The Company also understands that the possibility of a change in control of the Company exists.  In order to protect the interests of the shareholders and the Company, to promote continuity in the event of a change in control and to minimize uncertainty among executive management, the Company and certain executive officers have entered into employment agreements that contain severance arrangements in connection with a change in control of the Company.  Mr. Jeffrey Haley and Mr. Traynham are the only named executive officers that currently have operative employment agreements.

On March 2, 2015, the Company entered into separate employment agreements with Mr. Jeffrey Haley and Mr. Traynham to continue in their current positions with the Company and the Bank.

Each agreement has an initial three year term that extends through December 31, 2017.  On January 1, 2017, Mr. Traynham's agreement begins to renew automatically on a daily basis so that the term of employment always has at least one year to run.  Mr. Jeffrey Haley's agreement begins to renew automatically on a daily basis on January 1, 2016, so that the term of employment always has at least two years to run.  Each agreement will automatically terminate on the first day of the month immediately following the month in which the officer turns 70.

The Company may give Mr. Traynham notice of nonrenewal of his agreement at any time on or after January 1, 2017, and the agreement will terminate one year thereafter, but not before completion of the initial three year term.  In the case of Mr. Jeffrey Haley, notice of nonrenewal may be given on or after January 1, 2016 due to the two year evergreen provision and it will terminate two years later.

The agreements provide that each officer's base salary will be reviewed annually, and they will be entitled to participate in such short-term and/or long-term cash and equity incentive plans as the Company may determine.

If the Company terminates the officer's employment for any reason other than for "Cause" or if the officer terminates his employment for "Good Reason" (each as defined in the agreement), the Company will, subject to the officer's execution and non-revocation of a general release of claims, make a lump sum payment in an amount equal to the product of (x) the officer's "Final Monthly Compensation" (defined in the agreement as the sum of the officer's base salary in effect at the date of termination and the annual bonus paid or payable for the most recently completed year, divided by twelve) times (y) the number of months remaining between the date of termination and the expiration of the current employment term.  The Company will also make a lump sum payment in an amount equal to the product of (x) the amount of the monthly group insurance premiums contributed by the Company for the officer's health, dental and vision insurance coverage (exclusive of the amounts paid by the officer for such coverage) (the "COBRA Premium") times (y) the number of months remaining between the date of termination and the expiration of the current employment term.  Upon termination of employment, each officer will be subject to certain noncompetition and nonsolicitation restrictions for one year.

The employment agreements include a double-trigger severance structure in the event of a change in control.  If a change in control of the Company occurs and the officer's employment is terminated without Cause or for Good Reason within 24 months following the change in control, the following severance benefits will be paid: (i) the amount of any incentive or bonus compensation earned which has not been paid; (ii) a pro-rated bonus based on the prior year's cash bonus amount; (iii) a lump sum payment equal to 2.0 times Mr. Traynham's "Final Compensation" and 2.99 times Mr. Jeffrey Haley's "Final Compensation" (defined in the agreements as the base salary in effect at the date of termination plus the highest annual cash bonus paid or payable for the two most recently completed years); and (iv) a lump sum payment equal to the monthly COBRA Premium times 24 months in the case of Mr. Traynham and 36 months in the case of Mr. Jeffrey Haley.

Each agreement provides that the severance payments and benefits to which the officer may be entitled in connection with a change in control will be reduced to the amount that does not trigger the golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986.  No reduction, however, will be made and the officer will be responsible for all excise and other taxes if his after-tax position with no cutback exceeds his after-tax position with a cutback by at least 5%.

Potential Payments upon Termination or Change in Control

If a change in control had occurred on December 31, 2014, and the named executive officers were terminated on that same date, the benefits that would be payable to each of the named executive officers under the terms of their executive severance agreements are identified in the following table.  This hypothetical scenario would require payment of salary and bonus and coverage under the Company's healthcare, other insurance benefits, and pension plans through December 31, 2016.  The benefits payable under any other change in control termination scenario would be less than or equal to the amounts shown.

Name	Salary (24 months) ($)	Bonus (24 months) ($)	Stock Awards (24 months) ($)	Other (24 months) ($)	Change in Pension Value (Lump sum) ($)

Charles H. Majors	-	-	-	-	-

Jeffrey V. Haley	680,000	200,000	100,000	19,352	57,092

William W. Traynham	423,500	45,000	80,000	21,978	-

The salary calculations are based on annualized salary amounts in effect as of December 31, 2014, which are then multiplied by two to reflect the continuation of such amounts for a period of 24 months.  The information in the Bonus column is estimated as twice the amount of incentive pay earned in 2014. The information in the Stock Awards column is estimated as twice the value of the stock award granted to the executive officers in 2014. The information in the Other column is estimated as twice the amount provided to the executive officer in 2014 for healthcare and other insurance benefits.  The Change in Pension Value is estimated as twice the 2014 amount reflected in the "Summary Compensation Table."

The amounts presented in the above table are based on the change in control agreements in effect as of December 31, 2014, which agreements have been superseded by employment agreements executed in January 2015, as discussed in the "Employment Agreements and Change in Control Arrangements" section above.

Mr. Majors retired as an employee effective December 31, 2014, and pursuant to the terms of his deferred compensation agreement discussed in the "Deferred Compensation" section above, he will receive annual payments of $50,000 for ten years beginning in July 2015.

Tax and Accounting Considerations

The Company's practice is to expense salary, bonus and incentive compensation, and benefit costs as they are incurred for tax and accounting purposes. Salary, bonus and incentive compensation, and some benefit payments are taxable to the recipient as ordinary income. The tax and accounting treatment of the various elements of compensation is not a major factor in the Company's decision making with respect to executive compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.  The Company did not have any nondeductible compensation in 2014.

Security Ownership Guidelines and Hedging of Securities

Stock ownership guidance is in effect for executive officers of the Company. The Chief Executive Officer is expected to maintain stock ownership equal to at least three times his current base salary. The Executive Vice Presidents are expected to maintain stock ownership equal to at least two times their current base salary. No formal deadline has been set for compliance with the above guidelines. However, the executive officers are increasing their equity ownership in the Company as quickly as practical.

The Committee has adopted a policy which requires that any grants of restricted stock to executive officers be held by the grantee until fully vested, so long as she or he has achieved the overall ownership guidelines set by the Company. The Company does not have any policies regarding executive officers' hedging the economic risk of ownership of the Company's common stock.

Compensation Recovery Policy

Upon recommendation of the Human Resources and Compensation Committee, in June 2013, the Board of Directors approved a Compensation Recovery Policy.  This policy allows the Company to recoup from an officer any portion of incentive-based compensation (cash, incentive/bonus awards and all forms of equity based compensation) as the Board deems appropriate if it is determined that such officer (either a current or former officer of the Company or the Bank) engaged in fraud, willful misconduct or violation of Company or Bank policy that caused or otherwise contributed to the need for a material restatement of the Company's financial results.  Recommendations to recover any portion of incentive-based compensation will be presented to the Board by the Committee after review of all relevant facts and circumstances.

COMPENSATION TABLES

Summary Compensation Table

The following table reflects total compensation paid to or earned by the named executive officers for the periods indicated below.  During 2014, the Company had no executive officers other than those named in the table. The named executive officers are the highest paid employees of the Company and the Bank.

In accordance with SEC rules, the amounts in the columns for stock awards reflect the grant date fair market value of the stock awards.  Assumptions made in the calculation of these amounts are contained in Note 13 to the Company's audited financial statements for the year ended December 31, 2014, included in the Company's 2014 Annual Report on Form 10-K.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)

Charles H. Majors (4) (5)	2014	240,000	150,000	13,336	151,340	31,663	586,339
Chairman of the Company and the	2013	240,000	100,000	13,339	4,758	38,694	396,791
Bank	2012	371,280	100,000	58,333	197,602	42,552	769,767

Jeffrey V. Haley	2014	338,923	100,000	56,677	28,546	29,850	553,996
President and Chief Executive Officer	2013	300,000	50,000	40,008	(8,704)	35,851	417,155
of the Company and the Bank	2012	249,423	40,000	40,000	16,104	35,679	381,206

William W. Traynham	2014	211,232	22,500	43,345	-	23,454	300,531
Executive Vice President and Chief	2013	192,500	15,000	30,009	-	22,363	259,872
Financial Officer of the Company	2012	192,163	10,000	28,333	-	21,963	252,459
and the Bank
______________

(1)	The Human Resources and Compensation Committee assessed the performance of the executive officer and the Company and awarded discretionary bonus payments commensurate with the officer's performance.

(2)
Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718.  The assumptions made in the calculation of these amounts are contained in Note 13 to the Company's audited financial statements for the year ended December 31, 2014, included in the Company's 2014 Annual Report on Form 10-K.

(3)
Since the pension plan was converted to a cash balance plan and frozen effective December 31, 2009, the assumptions used to determine the present value of accumulated benefit for each participant were changed so that the present value of  accumulated benefit shown as of the end of that year was equal to the opening balance under the cash balance plan.  This is the same amount that would have been payable under the prior plan had the participant terminated employment and elected a lump sum payment.  There were no benefit increases for any participant attributable to the cash balance plan conversion.

(4)
The $151,340 and $197,602 change in pension value for Mr. Majors in 2014 and 2012, respectively, is attributable to an actuarial increase in benefits due to continued employment beyond normal retirement age ($85,822 (2014) / $94,457 (2012)) plus a reduction in interest rates used to determine the present value of the accumulated benefit ($65,518 (2014) / $103,145 (2012)). Interest rates may go up or down in the future, resulting in a corresponding decrease or increase in the present value of the accumulated benefit.

(5)	Mr. Majors was Executive Chairman through December 31, 2014, at which time he retired as an employee. On January 1, 2015, he became non-executive Chairman of the Company and the Bank.

All other compensation includes company contributions to the 401(k) Employee Savings Plan for all named executive officers, and company paid insurance premiums for all named executive officers.  It also includes a profit sharing distribution of 2.5%, 3.0% and 3.0% of their earned income in 2014, 2013 and 2012, respectively.

Grants of Plan-Based Awards

The following table provides information on the restricted stock awards granted to the named executive officers during the year ended December 31, 2014.  The amounts in the column for the grant date fair value of the stock awards reflect the grant date fair market value of the stock awards. Assumptions made in the calculation of these amounts are contained in Note 13 to the Company's audited financial statements for the year ended December 31, 2014, included in the Company's 2014 Annual Report on Form 10-K.  There were no stock options granted in 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)

Charles H. Majors	-	-	-
Jeffrey V. Haley	01/21/2014	2,042	50,000
William W. Traynham	01/21/2014	1,634	40,000
_____________________

(1)
Restricted stock granted under the 2008 Stock Incentive Plan.  The restricted stock awards vest 24 or 36 months after the date of issue.  Restricted stock has no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force and change in control).

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the outstanding stock and option awards as of December 31, 2014 for the named executive officers.  All stock options awarded were granted at fair market value at the grant date and had a ten year expiration date.  All restricted stock awards were granted at fair market value at the grant date and vest after 24 or 36 months.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Numbers of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Charles H. Majors	-	-	-	-	-	-	-	-	-
	-	-	-	-	-

Jeffrey V. Haley	-	-	-	-	-	8,083	170,000	-	-
	3,000	-	-	17.00	12/16/2018

William W. Traynham	-	-	-	-	-	6,150	130,000	-	-
	2,000	-	-	16.00	04/21/2019

Option Exercises and Stock Vested

The following table reflects stock options exercised in 2014 by the named executive officers and the value realized on exercise.  There were no stock awards acquired on vesting in 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Charles H. Majors (2)	20,000	138,800
Jeffrey V. Haley (3)	3,000	21,780
William W. Traynham	-	-

_______________________

(1)
The value realized on exercise is the difference between the option exercise price and the closing price of the Company's common stock on the date of exercise multiplied by the number of options exercised.

(2)
Mr. Majors exercised options on November 25, 2014 for 20,000 shares originally granted on December 16, 2008 with an exercise price of $17.00.  The closing price of the Company's common stock at the date of exercise was $23.94.

(3)
Mr. Jeffrey Haley exercised options on November 24, 2014 for 3,000 shares originally granted on December 16, 2008 with an exercise price of $17.00.  The closing price of the Company's common stock at the date of exercise was $24.26.

Pension Benefits

The following table reflects the actuarial present value of the named executive officers' accumulated benefits under the Company's former pension plan and the number of years of service earned and credited under the plan as of December 31, 2009, which was the final year of the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Charles H. Majors	Pension	17	1,234,472
Jeffrey V. Haley	Pension	13	229,444
William W. Traynham (1)	Pension	-	-
____________________

(1)	Mr. Traynham joined the Company in 2009 and the pension plan was closed to new participants before he became eligible for any credited service or accumulated benefit under the plan.

There were no payments made from the pension plan to any of the named executive officers during 2014.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation Table is not presented since the Company does not offer a deferred compensation plan that requires or allows any named executive officer to make annual contributions, nor does it have a fund of monies established for any named executive officer that increases in value due to earnings on that fund.

Director Compensation

In December 2011, the Board amended its Corporate Governance Guidelines to include the recommendation that each director receive at least a portion of his or her compensation in restricted stock until such director owns shares of the Company's common stock with a relative market value equal to at least two times the average annual compensation for all directors. All directors currently meet or exceed such ownership guidelines.

During 2014, directors of the Company were eligible to receive their monthly retainer in the form of either (i) $1,250 in cash, (ii) shares of restricted stock with a market value of $1,562.50, or (iii) a combination of $450 in cash and shares of restricted stock with a market value of $1,000.  These amounts or shares were paid or distributed quarterly.  The attendance fee for each committee meeting or Bank board meeting is $600 in cash or restricted stock with a market value of $750, also paid or distributed quarterly.  In addition, the chairmen of the five standing board committees of the Company receive annual retainers.  The chairman of the Audit Committee receives $2,000 in cash or shares of restricted stock with a market value of $2,500. The chairmen of the Capital Management Committee, Corporate Governance and Nominating Committee, Human Resources and Compensation Committee and Risk and Compliance Committee receive $1,200 in cash or shares of restricted stock with a market value of $1,500.   During 2012, the Board approved an unfunded, nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code. This plan grants the outside directors the option to defer cash or restricted stock compensation. To date, three of the outside directors have elected this option.

Board policy requires the directors to retain ownership of any shares received under this arrangement as long as they are on the Board of Directors. All dividends paid on the shares are reinvested.  The purpose of the stock for fees payment option is to encourage greater equity ownership in the Company and, thereby, further align the interests of each director with the interests of the shareholders at large. The Board of Directors sets the retainer and attendance fee based upon recommendation from the Corporate Governance and Nominating Committee.  In making its recommendation, the Committee reviews the director compensation of peer banks.  There is no tax gross-up provided by the Company for any director compensation. Non-employee directors living outside the Danville area are reimbursed for meeting-related travel and lodging expenses. Non-employee directors were excluded from the Company's retirement plan and, therefore, do not qualify for pension benefits.  Directors who are employees of the Company do not receive any director compensation.

No changes are planned in director compensation for 2015.  However, in 2015, Mr. Majors in his role as non-executive Chairman of the Company and the Bank will receive director fees of $37,500 per quarter.  Mr. Majors is expected to maintain an active engagement with potential merger and acquisitions opportunities and will be expected to devote a significant amount of his time to Board governance, risk oversight, advisory and administrative matters. The Board expects that Mr. Majors will devote approximately 50% of a full time equivalent work week to the Company's business. He will not receive any employee compensation, restricted stock, or the other fees customarily paid to the directors.

The following table reflects the director compensation earned or paid during 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3) (4)	Total ($)
Fred A. Blair	-	36,000	36,000
Frank C. Crist, Jr., D.D.S.	-	35,250	35,250
Ben J. Davenport, Jr.	-	33,750	33,750
Jeffrey V. Haley	-	-	-
Michael P. Haley	-	42,000	42,000
Charles S. Harris	11,400	18,750	30,150
F.D. Hornaday, III	-	37,500	37,500
Lester A. Hudson, Jr., Ph.D. (5)	-	13,063	13,063
John H. Love	19,800	12,000	31,800
Franklin W. Maddux, M.D.	-	35,500	35,500
Charles H. Majors	-	-	-
Martha W. Medley (6)	1,800	8,500	10,300
Claude B. Owen, Jr.	-	43,500	43,500
Dan M. Pleasant	-	37,500	37,500
Robert A. Ward	-	36,750	36,750
Total	33,000	390,063	423,063
____________________

(1)
Restricted stock was awarded with a market value of $1,562.50 for the monthly retainer, and $750 per committee meeting or Bank board meeting, issued quarterly based on the closing price of the Company's common stock on the first market day of the third month of the quarter. In addition, restricted stock was awarded with a market value of $2,000 for the annual retainer for the chairman of the Audit Committee, and $1,500 for the annual retainer for the chairmen of the Capital Management Committee, Corporate Governance and Nominating Committee, Human Resources and Compensation Committee and Risk and Compliance Committee, issued annually based on the closing price of the Company's common stock on the first market day of the sixth month of the year.

(2)
Restricted stock awarded in 2014: Mr. Blair, 1,591 shares; Dr. Crist, 1,558 shares; Mr. Davenport, 1,492 shares; Mr. Michael Haley, 1,856 shares; Mr. Harris, 828 shares; Mr. Hornaday, 1,657 shares; Dr. Hudson, 572 shares; Mr. Love, 531 shares; Dr. Maddux, 1,573 shares; Mr. Owen, 1,924 shares; Mr. Pleasant, 1,654 shares; and Mr. Ward, 1,624 shares.

(3)	Messrs. Michael Haley, Hudson and Pleasant have elected to defer stock awards under a non-qualified deferred compensation plan.

(4)
In accordance with SEC rules, the amounts in the column for stock awards reflect the grant date fair market value of the stock awards.  Assumptions made in the calculation of these amounts are contained in Note 13 to the Company's audited financial statements for the year ended December 31, 2014, included in the Company's 2014 Annual Report on Form 10-K.

(5)
Dr. Hudson retired from the Board of Directors effective at the 2014 Annual Meeting.  He served as Director Emeritus from May 20, 2014 through May 19, 2015. He received $16,938 in compensation (754 shares (all shares deferred)) through December 31, 2014 for this service.

(6)	Mrs. Medley did not seek reelection to the Board of Directors at the 2014 Annual Meeting.

RELATED PARTY TRANSACTIONS
In the ordinary course of its business, the Bank makes loans to, accepts deposits from, and provides other banking services to, certain directors and executive officers of the Company, their associates, and members of their immediate families. Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not affiliated with the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Such loans are processed through the Bank's normal credit approval procedures, but ultimate approval authority rests with the Board of Directors of the Bank. Rates paid on deposits and fees charged for other banking services and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with persons not affiliated with the Bank.  The Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with the directors, officers, principal shareholders, their associates, and members of their immediate families. Loans outstanding to such persons at December 31, 2014 and 2013 totaled $15,532,000 and $19,227,000, respectively. None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.
From time to time the Company may also enter into other types of business transactions or arrangements for services with the Company's directors, officers, principal shareholders or their associates. These types of transactions or services might include, among others, purchases of equipment or provision of legal services. The Company will only enter into such arrangements if it is determined that the prices or rates offered are comparable to those available to the Company from unaffiliated third parties. Management approves such transactions on a case by case basis. The Company does not have written policies or procedures with respect to such approvals. As of December 31, 2014, the Company has no such reportable transactions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of (1) the integrity of the Company's financial statements and its financial reporting and disclosure practices, (2) the appointment, compensation, retention and oversight of the independent accountants engaged to prepare or issue an audit report on the financial statements of the Company, (3) the soundness of the Company's systems of internal controls regarding finance and accounting compliance, and (4) the independence and performance of the Company's internal audit staff.  The Committee strives to provide an open avenue of communication between the Board of Directors, management, the internal auditor, and the independent accountants.

All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of NASDAQ, and the Company's Corporate Governance Guidelines.  Additionally, each member is considered an "independent director," as that term is defined by NASDAQ Marketplace Rule 5605(a)(2).

Mr. Michael Haley and Mr. Ward, members of the Committee, are each qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that both have accounting and related financial management expertise within the meaning of the listing standards of NASDAQ.

The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2014. The Committee has discussed with Yount, Hyde and Barbour, P.C., the Company's independent  registered public accounting firm during fiscal year 2014, the matters required to be discussed by the auditing standards of the Public Company Oversight Board, including Auditing Standard No. 16, Communications with Audit Committees, regarding the conduct of the audit.  The Audit Committee has also received written disclosure regarding the firm's independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and be filed with the SEC.

The Audit Committee pre-approves all audits, audit-related, and tax services on an annual basis, and, in addition, authorizes individual engagements that exceed pre-established thresholds.  Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

A copy of the Audit Committee charter is available on the Company's website, www.amnb.com.  For access to the charter, select the "Investor Relations" icon, then select "Governance Documents."

Respectfully submitted,

Fred A. Blair
Michael P. Haley
Robert A. Ward
Franklin W. Maddux, M.D., Chairman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company annually considers the selection of the Company's independent public accountants.  On March 9, 2015, the Audit Committee appointed Yount, Hyde and Barbour, P.C. to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.  Yount, Hyde and Barbour, P.C. has served as the Company's independent public accountants since May 2002.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2014 and 2013

Yount, Hyde and Barbour, P.C. audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014; reviewed the Company's quarterly reports on Form 10-Q; and audited management's assessment of internal control over financial reporting as of December 31, 2014.   The following table presents aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by Yount, Hyde and Barbour, P.C. for the years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees	$164,375	$165,100
Audit-related Fees	1,120	-
Tax Fees	12,850	12,950
Total	$178,345	$178,050

Tax fees are for the preparation of the annual consolidated federal and state income tax returns.

PROPOSAL THREE – RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde and Barbour, P.C. as the Company's independent registered public accounting firm for 2015.  The services that Yount, Hyde and Barbour, P.C. will perform will consist primarily of the examination and audit of the Company's consolidated financial statements, tax reporting assistance, and other audit and accounting matters.  Representatives of Yount, Hyde and Barbour, P.C. are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The selection of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection of Yount, Hyde & Barbour, P.C., the Audit Committee will reconsider whether to retain Yount, Hyde & Barbour, P.C., and may retain that firm or another firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company's best interests.

The ratification of the appointment of Yount, Hyde and Barbour, P.C. requires that the votes cast "for" exceed the number of votes cast "against" the proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.  Proxies solicited by the Board will be voted in favor thereof unless a shareholder has indicated otherwise on the proxy.

PROPOSAL FOUR – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on the compensation programs for the named executive officers (sometimes referred to as "say on pay"). Accordingly, shareholders may vote on the following resolution at the Annual Meeting:
"Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement."

This vote is nonbinding. The Board and the Human Resources and Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described under the "Compensation Discussion and Analysis" section of this proxy statement, the Company's compensation programs are designed to treat employees fairly and to pay compensation at a level commensurate with the market, given individual and Company factors and performance. A core objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team member's interests with those of the Company, its customers and its shareholders.  Accordingly, a significant portion of the Company's executive officers' compensation is directly and materially linked to operating performance.  The Company believes that its compensation program, with its balance of short-term and long-term incentives and share ownership guidelines, rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis and related disclosures.
The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Conduct, which applies to all directors and employees of the Company and the Bank.  A portion of the Code of Conduct has special provisions for senior financial officers of the Company and the Bank, which apply to the Company's Principal Executive Officer and Principal Financial Officer, as well as, the Bank's Controller or person performing similar functions for the Company and/or the Bank.  The Code of Conduct for senior financial officers meets the requirements of a "code of ethics" as defined by Item 406 of the SEC's Regulation S-K.  The Code of Conduct is available on the Company's website, www.amnb.com.  Select the "Investor Relations" icon, and then select "Governance Documents." The Code of Conduct is reviewed and reaffirmed on an annual basis by the Board, executive officers, and all other employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company's directors and executive officers are required to report their beneficial ownership of Company common stock and any changes in that ownership to the SEC.  Specific dates for such reporting have been established by the SEC, and the Company is required to report in this proxy statement any failure to file by the established dates during 2014.  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, insiders of the Company complied with all filing requirements during 2014.

SEPARATE COPIES FOR BENEFICIAL OWNERS

Pursuant to SEC rules, institutions that hold shares in "street name" for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner may request a separate copy of the proxy statement or annual report by writing the Company at Investor Relations, P.O. Box 191, Danville, Virginia 24543 or by telephoning 1-434-773-2220.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Shareholders interested in communicating directly with the Corporate Governance and Nominating Committee, which is charged with handling all such communication to non-management members of the Board of Directors of the Company, may send correspondence to the Corporate Governance and Nominating Committee, P.O. Box 191, Danville, Virginia 24543.

The Corporate Governance and Nominating Committee has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board.  Under the process, the Assistant Secretary of the Company will forward all mail specifically addressed to a member of the Board of Directors.  If correspondence is specifically addressed only to a committee, the Assistant Secretary of the Company will forward the mail to the Chairman of said committee.  If any mail is received that is addressed only to "Board of Directors," or "Non-Management Member of the Board of Directors," said mail will be forwarded by the Assistant Secretary of the Company to the Chairman of the Corporate Governance and Nominating Committee.  Correspondence relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee.

To be considered for inclusion in the Company's proxy statement relating to the 2016 Annual Meeting, shareholder proposals, including recommendations for director nominees, must be received by the Company at its principal office in Danville, Virginia, no later than December 11, 2015.

In addition to any other applicable requirements, for business to be properly brought before next year's Annual Meeting by a shareholder, if the proposal is not to be included in the Company's proxy statement, the Company's bylaws provide that the shareholder must give notice in writing to the Secretary of the Company no later than February 9, 2016.  As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

REFERENCES TO OUR WEBSITE ADDRESS

References to the Company's website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC rules or that of NASDAQ. These references are not intended to, and do not, incorporate the contents of the Company's website by reference into this proxy statement or the accompanying materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2015

A complete set of proxy materials relating to the Company's Annual Meeting is available on the Internet.  These materials, consisting of the Notice of Annual Meeting of Shareholders, the proxy statement, including the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2014, may be viewed on the Company's website at www.amnb.com.

The Company is providing shareholders with a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements (but not including exhibits), free of charge, with this proxy statement. Shareholders may obtain copies of exhibits to the Form 10-K by making a written request to William W. Traynham, Chief Financial Officer, American National Bankshares Inc., Post Office Box 191, Danville, Virginia, 24543. Shareholders may also download copies of the Form 10-K and exhibits from the SEC website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed to be filed with the SEC, nor deemed incorporated by reference into any of the Company's prior or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporate such information by reference.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting other than those referred to herein.  However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,
Charles H. Majors
Chairman

April 9, 2015

PROXY
This Proxy Is Solicited On Behalf Of The Board Of Directors
American National Bankshares Inc.
628 Main Street
Danville, Virginia  24541
ANNUAL MEETING OF SHAREHOLDERS
May 19, 2015, 9:00 A.M.

The undersigned hereby appoints Ben J. Davenport, Jr., Dan M. Pleasant, or Claude B. Owen, Jr., any of whom may act, as my attorney(s), with full power of substitution, to vote all the Common Stock of the Company, standing in my name on its books at the close of business on April 3, 2015, at the Annual Meeting of Shareholders to be held May 19, 2015, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as instructed below.

The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2 and a vote FOR Proposals 3 and 4.

1.  ELECTION OF DIRECTORS OF CLASS I TO SERVE UNTIL THE 2018 ANNUAL MEETING

    _____  FOR all nominees listed                                                                                              _____  WITHHOLD AUTHORITY FROM
                          below (except as marked  a vote for all nominees
                          to the contrary below)  listed below

MICHAEL P. HALEY
   CHARLES S. HARRIS
F. D. HORNADAY, III
FRANKLIN W. MADDUX

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.)

2.  ELECTION OF DIRECTOR OF CLASS III TO SERVE UNTIL THE 2017 ANNUAL MEETING

    _____    FOR nominee listed below                                                                                                      _____  WITHHOLD AUTHORITY FROM a vote for nominee listed below

                                                                             JOEL R. SHEPHERD

3.            TO RATIFY THE SELECTION OF YOUNT, HYDE & BARBOUR P.C., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2015

      ________  FOR                _______  AGAINST                       ________  ABSTAIN

4.  ADVISORY VOTE ON EXECUTIVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT

   _____ FOR                _______  AGAINST                       ________  ABSTAIN

5. Any other business which may properly be brought before the meeting or any adjournment thereof.

The Common Stock represented by this Proxy will be voted as specified; however, as to any matter where no choice is specified, the Proxy will be voted FOR all the nominees listed in Proposals 1 and 2 and FOR Proposals 3 and 4.

ALL SHAREHOLDERS LISTED ON THIS PROXY SHOULD SIGN.

If any other business is presented at said meeting, this Proxy shall be voted in accordance with the recommendations of management.  This Proxy may be revoked at any time before it is voted.  The undersigned may attend the Annual Meeting, revoke this Proxy and vote in person.

Date:____________________________,2015

 ___________________________________

                                                                                                                                                                               ___________________________________

 ____________________________________
                                                                                                                                 Signature of Shareholder(s)

When signing as attorney, executor, administrator, trustee or guardian, please give full title.  If more than one trustee, all should sign.  Please sign exactly as name appears on this Proxy.

A complete set of proxy materials relating to the Company's Annual Meeting is available on the Internet.  These materials, consisting of the Notice of Annual Meeting of Shareholders, the Proxy Statement, including the Proxy Card, and the Annual Report on Form 10-K for the year ended December 31, 2014, may be viewed on the Company's website at www.amnb.com.